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                     April 12, 2022

       Jeffrey L. Vigil
       Vice President - Finance and Chief Financial Officer
       Westwater Resources, Inc.
       6950 S. Potomac Street, Suite 300
       Centennial, Colorado 80112

                                                        Re: Westwater
Resources, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-33404

       Dear Mr. Vigil:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation